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                                                                     EXHIBIT 4.3

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                     OF THE

                       SERIES I CUMULATIVE PREFERRED STOCK

                                ($2.00 Par Value)

                                       OF

                         AMERICAN REALTY INVESTORS, INC.

              Pursuant to Section 78.195, 78.1955 and 78.196 of the
                             Nevada Revised Statutes

         We, the undersigned, Ronald E. Kimbrough, Executive Vice President, and Robert A. Waldman, Secretary, of American Realty Investors, Inc., a Nevada corporation (the "Corporation"), pursuant to the provisions of Section 78.195,
78.1955 and 78.196 of the Nevada Revised Statutes, do hereby make this Certificate of Designation, Preferences and Rights and do hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Corporation, as set forth in Article FOURTH of the Corporation's Restated Articles of Incorporation, the Board of Directors, on February 3, 2003, unanimously adopted the following resolution creating a series of its Preferred Stock, $2.00 par value, designated as "Series I Cumulative Preferred Stock":

         RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority expressly vested in it by the Corporation's Restated Articles of Incorporation, does hereby provide for the issuance of a series of the authorized Preferred Stock, $2.00 par value, of the Corporation, and does hereby fix and herein state the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereon, as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series I Cumulative Preferred Stock" (the "Series I Preferred Stock") and each share of the Series I Preferred Stock shall have a par value of $2.00 per share and a preference on liquidation as specified in Section 5. The number of shares constituting the Series I Preferred Stock shall be 10,000. Such number of shares may be increased or decreased by the Board of Directors by filing articles of amendment as provided in the Nevada Revised Statutes (the "NRS"); provided, that no decrease shall reduce the number of shares of Series I Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants.

Section 2. Dividends and Distributions.

                  (a) The holders of shares of Series I Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors and to the extent permitted under the NRS, out of funds legally available for the purpose and in preference to and with priority over dividends upon all Junior Securities (as defined in Section 5), quarterly cumulative dividends payable in arrears in cash on the fifteenth day following the end of each calendar quarter (each such date being referred to herein as a "Quarterly Dividend Payment Date"), in an amount per share (rounded to the next highest cent) equal to 8% per annum of the Adjusted Liquidation Value, as determined immediately prior to the beginning of such calendar quarter assuming each year consists of 360 days and each quarter consists


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         of 90 days. The term "Adjusted Liquidation Value" shall mean
         Liquidation Value (as defined in Section 5) plus all accrued and unpaid dividends through the applicable date.

                  (b) Dividends shall commence accruing cumulatively on outstanding shares of the Series I Preferred Stock from the date of the first issuance of Series I Preferred Stock to and including the date on which the Redemption Price (as defined in Section 8) of such shares is paid, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends. Dividends on the first Quarterly Dividend Payment Date shall accrue and shall be payable for a period of 45 days. Dividends payable on each Quarterly Dividend Payment Date shall be dividends accrued and unpaid through the last Business Day of the immediately preceding calendar month. The Board of Directors may fix a record date for the determination of holders of shares of Series I Preferred Stock entitled to receive payment of a dividend or distribution declared thereon other than a quarterly dividend paid on the Quarterly Dividend Payment Date immediately after such dividend accrued; which record date shall be not more than 50 days prior to the date fixed for the payment thereof. Unless otherwise provided herein, the term "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to remain closed.

                  (c) So long as any shares of the Series I Preferred Stock are outstanding, the Corporation will not declare or pay any dividends on Junior Securities (other than dividends in respect of Common Stock payable in shares of Common Stock) or make, directly or indirectly, any other distribution of any sort in respect of Junior Securities, or any payment on account of the purchase or other acquisition of the Junior Securities, unless on the date of such declaration in the case of a dividend, or on such date of distribution or payment, in the case of such distribution or other payment (i) all accrued dividends on the Series I Preferred Stock for all past quarterly dividend periods in which dividends accrued have been paid in full and the full amount of accrued dividends for the then-current quarterly-yearly dividend periods have been paid or declared and a sum sufficient for the payment thereof set apart, and (ii) after giving effect to such payment of dividends, other distributions, purchase or redemption, the aggregate capital of the Corporation applicable to all capital stock of the Corporation then outstanding, plus the earned and capital surplus of the Corporation shall exceed the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Corporation on all shares of the Preferred Stock, par value $2.00 per share, of the Corporation (the "Preferred Stock"), and all stock ranking prior to or on a parity with the Series I Preferred Stock as to dividends or assets outstanding after the payment of such dividends, other distributions, purchase or redemption. Dividends shall not be paid (in full or in part) or declared or set apart for payment (in full or in part) on any series of Preferred Stock (including the Series I Preferred Stock) for any dividend period unless all dividends, in the case dividends are being paid in full on the Series I Preferred Stock, or a ratable portion of all dividends, in the case dividends are not being paid in full on the Series I Preferred Stock, have been or are, contemporaneously, paid or declared and set apart for payment on all outstanding Preferred Stock entitled thereto for each dividend period terminating on the same or earlier date.

Section 3. Voting Rights and Powers. The holders of the shares of Series I Preferred Stock shall have only the following voting rights:

                  (a) Except as may otherwise be specifically required by law or otherwise provided herein, the holders of the shares of Series I Preferred Stock shall not have the right to vote such stock, directly or indirectly, at any meeting of the stockholders of the Corporation, and such shares of stock shall not be counted in determining the total number of outstanding shares to constitute a quorum at any meeting of stockholders;

                  (b) In the event that, under the circumstances, the holders of the Series I Preferred Stock are required by law to vote upon any matter, the approval of such series shall be deemed to have been obtained only upon the affirmative vote of the holders of a majority of the shares of the Series I Preferred Stock then outstanding;

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                  (c) Except as set forth herein, or as otherwise provided by the Restated Articles of Incorporation or by law, holders of the Series I Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporate action;

                  (d) Notwithstanding anything herein to the contrary, if and whenever at any time or times all or any portion of the dividends on Series I Preferred Stock for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid, then and in any such event, the number of directors constituting the Board of Directors shall be increased by two, and the holders of Series I Preferred Stock, voting separately as a class, shall be entitled at the next annual meeting of stockholders, or at a special meeting of holders of Series I Preferred Stock called as hereinafter provided, to elect two directors to fill such newly created directorships. Each holder shall be entitled to one vote in such election for each share of Series I Preferred Stock held. At such time as all arrearages in dividends on the Series I Preferred Stock shall have been paid in full and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then (i) the voting rights of holders of Series I Preferred Stock described in this Section 3(d) shall cease (subject always to revesting of such voting rights in the event of each and every similar future arrearages in quarterly dividends), (ii) the term of the directors then in office as a result of the voting rights described in this Section 3(d) shall terminate and
         (iii) the number of directors shall be reduced by the number of directors then in office elected pursuant to this Section 3(d). A vacancy in the class of directors elected pursuant to this Section 3(d) shall be filled by a director chosen by the remaining directors of the class, unless such vacancy is filled pursuant to the final sentence of
         Section 3(g);

                  (e) At any time when the voting right described in Section 3(d) shall have vested and shall remain in the holders of Series I Preferred Stock, such voting right may be exercised initially either at a special meeting of holders of Series I Preferred Stock or at any annual or special stockholders' meeting called for the purpose of electing directors, but thereafter it shall be exercised only at annual stockholders' meetings. If such voting right shall not already have been initially exercised, the Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the shares of Series I Preferred Stock then outstanding shall, call a special meeting of the holders of Series I Preferred Stock for the purpose of electing two directors pursuant to Section 3(d), and notice thereof shall be given to the holders of Series I Preferred Stock in the same manner as that required to be given to holders of the Common Stock for the annual meeting of stockholders. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders of the Corporation, or, if none, at a time and place designated by the Secretary of the Corporation;

                  (f) At any meeting held for the purpose of electing directors at which the holders of Series I Preferred Stock shall have the right to elect directors as provided in Section 3(d), the presence in person or by proxy of the holders of at least 35% of the then outstanding shares of Series I Preferred Stock shall be required and be sufficient to constitute a quorum of Series I Preferred Stock for the election of directors by Series I Preferred Stock, and the vote of the holders of a majority of such shares so present in person or by proxy at any such meeting at which there shall be such a quorum shall be required and be sufficient to elect the members of the Board of Directors which the holders of the Series I Preferred Stock are entitled to elect as hereinabove provided. At any such meeting or adjournment thereof, (i) the absence of a quorum of the holders of Series I Preferred Stock shall not prevent the election of directors other than the directors to be elected by the holders of Series I Preferred Stock and (ii) in the case of holders of Series I Preferred Stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class, if constituting less than a quorum as hereinabove provided, shall have the power to adjourn the meeting for the election of the directors that the holders of such class are entitled to elect, from time to time until a quorum shall be present, and notice of such adjourned meeting need not be given unless otherwise required by law, provided that nothing herein shall affect the conduct of the meeting with respect to stockholders of any other class;

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                  (g) Any director who shall have been elected or appointed
         pursuant to Section 3(d) shall hold office for a term expiring (subject to the earlier termination of the default in quarterly dividends) at the next annual meeting of stockholders, and during such term may be removed at any time, either with or without cause, only by the affirmative vote of the holders of record of a majority of the shares of Series I Preferred Stock then outstanding at a special meeting of such stockholders called for such purpose. Any vacancy created by such removal may also be filled at such meeting; and

                  (h) So long as any shares of Series I Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of record of two-thirds of the outstanding shares of Series I Preferred Stock, amend its articles of incorporation, including this Certificate of Designation, Preferences and Rights of this Series I Preferred Stock, or bylaws if such amendment would materially alter or change the existing terms of the Series I Preferred Stock.

Section 4. Reacquired Shares. Any shares of Series I Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any certificates of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 5. Liquidation, Dissolution or Winding Up. The liquidation value of the Series I Preferred Stock shall be $1,000.00 per share. Upon any liquidation, dissolution or winding up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series I Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any "Junior Securities" (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if the Series I Preferred Stock has priority over such securities as to dividends or upon liquidation, dissolution or winding up), to receive a liquidation preference in an amount in cash equal to the Adjusted Liquidation Value as of the date of such payment, whether such liquidation is voluntary or involuntary and the holders of the Series I Preferred Stock shall not be entitled to any other or further distribution of assets. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Preferred Stock of the amount to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Preferred Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 20 nor more than 50 days prior to the payment date stated therein, to each record holder of Series I Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor a reduction in the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Preferred Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

Section 6. Ranking. The Series I Preferred Stock shall rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Preferred Stock issued by the Corporation; provided, however, that the Corporation shall not issue any shares of Preferred Stock of any series which are superior to the Series I Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series I Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of such shares of Series I Preferred Stock then outstanding voting separately as a class.

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Section 7. Redemption at the Option of the Holder. The shares of Series I
Preferred Stock shall not be redeemable at the option of a holder of Series I Preferred Stock.

Section 8. Redemption at the Option of the Corporation.

                  (a) The Corporation shall have the right to redeem all or a portion of the Series I Preferred Stock issued and outstanding at any time and from time to time; provided, however, the Corporation must provide notice of redemption in accordance with Section 8(b). The redemption price of the Series I Preferred Stock shall be an amount per share equal to the Liquidation Value (the "Redemption Price").

                  (b) Except as otherwise set forth herein, the Corporation may redeem all or a portion of any holder's shares of Series I Preferred Stock by giving such holder not less than 45 days nor more than 60 days notice thereof prior to the date on which the Corporation desires such shares to be redeemed, which date shall be a Business Day (the "Redemption Date"). Such notice shall be written and shall be hand delivered or mailed, postage prepaid, to the holder (the "Redemption Notice"). If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, addressed to the holder of shares of Series I Preferred Stock at his address as it appears on the stock transfer records of the Corporation. The Redemption Notice shall state:

                  (i) the total number of shares of Series I Preferred Stock held by such holder;

                  (ii) the total number of shares of the holder's Series I Preferred Stock that the Corporation intends to redeem;

                  (iii) the Redemption Date and the Redemption Price; and

                  (iv) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the share certificate(s).

                  (c) If fewer than all of the Series I Preferred Stock at any time outstanding shall be called for redemption, such shares shall be redeemed pro rata, by lot drawn or other manner deemed fair in the sole discretion of the Board of Directors to redeem one or more such shares without redeeming all such shares of Series I Preferred Stock. If such Redemption Notice shall have been so mailed, on or before the Redemption Date the Corporation may provide for payment of a sum sufficient to redeem the applicable number of shares of Series I Preferred Stock called for redemption either by (i) setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart from its other funds, in trust for the account of the holder(s) of the shares of Series I Preferred Stock to be redeemed or (ii) depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $20,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted hereby or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series I Preferred Stock so called for redemption and, in either event, from and after the Redemption Date (v) the share(s) of Series I Preferred Stock shall be deemed to be redeemed, (w) such setting aside or deposit shall be deemed to constitute full payment for such share(s), (x) such share(s) so redeemed shall not longer be deemed to be outstanding, (y) the holder(s) thereof shall cease to be stockholder of the Corporation with respect to such share(s), and (z) such holder(s) shall have no rights with respect thereto except the right to receive their proportionate share of the funds set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds so deposited which shall not be required for the redemption of any shares of Series


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         I Preferred Stock because of any prior sale or purchase by the
         Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series I Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefore, and after any such repayment of the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. In addition to the redemption under this Section 8, the Corporation may redeem or repurchase shares of the Series I Preferred Stock from any holder(s) thereof who consents in writing to any such consented redemption. All shares of Series I Preferred Stock redeemed shall be canceled and retired and no shares shall be issued in place thereof, but such shares shall be restored to the status of authorized but unissued shares of Preferred Stock.

                  (d) On or before the Redemption Date, the holder who shall redeem such Series I Preferred Stock hereunder shall surrender the certificate or certificates representing such shares to the Corporation by mail, courier or personal delivery at the Corporation's principal executive office or other location so designated in the Redemption Notice, and upon the Redemption Date the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event fewer than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (e) If the Redemption Notice is not withdrawn prior to one Business Day before the Redemption Date, and if on or prior to the Redemption Date the Redemption Price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of the Series I Preferred Stock so called for redemption have not been surrendered, (i) all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, to the full extent permitted by applicable law, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefore, and (ii) to the full extent permitted by applicable law, such shares shall no longer be deemed outstanding for any purpose.

Section 9. Sinking Fund. The Corporation shall not be required to maintain any so-called "sinking fund" for the retirement on any basis of the Series I Preferred Stock.

Section 10. Fractional Shares. Except as otherwise set forth herein, the Series I Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series I Preferred Stock.

Section 11. Notice. Any notice or request made to the Corporation in connection with the Series I Preferred Stock shall be given, and shall conclusively be deemed to have been given and received three Business Days following deposit thereof in writing, in the U.S. mails, certified mail, return receipt requested, duly stamped and addressed to the Corporation, to the attention of its General Counsel, at its principal executive offices (which shall be deemed by the address most recently provided to the SEC at its principal executive offices for so long as the Corporation is required to file reports with the SEC).

                               * * * * * * * * * *

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         IN WITNESS WHEREOF, said American Realty Investors, Inc. has caused this Certificate of Designation, Preferences and Rights of Series I Cumulative Preferred Stock to be duly executed by its Executive Vice President and attested to by its Secretary this 3rd day of February, 2003.

                                              AMERICAN REALTY INVESTORS, INC.

                                              By:  /s/ Ronald E. Kimbrough
                                              ----------------------------------
                                              Printed Name:  Ronald E. Kimbrough
                                              Title:  Executive Vice President

ATTEST:

/s/ Robert A. Waldman
-------------------------------
Printed Name: Robert A. Waldman
Title:  Secretary


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